ASSIGNMENT AND BILL OF SALE

This Assignment and Bill of Sale (the "Assignment"), dated effective as of December 1, 2007, at 7:00 a.m., local time with respect to the jurisdiction in which Property is located (the "Effective Time"), is from VTEX Energy, Inc., a Nevada corporation, whose address is 11811 North Freeway, Suite 200, Houston, Texas, 77060 ("Assignor") to ECCO Energy Corp., a Nevada corporation whose address is 3315 Marquart, Suite 206, Houston, Texas, 77027 ("Assignee").

For a consideration of One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, TRANSFERS, SETS OVER and DELIVERS unto Assignee, effective as of the Effective Time, Assignor's right, title and interest in and to the following (collectively the "Properties", and individually a "Property"):

(a)
All of Assignor's leasehold, fee, mineral, royalty, nonparticipating royalty and overriding royalty interests net profits interest, production payments, other payments out of or pursuant to production and other rights derived from the instruments described on Exhibit "A" attached hereto and all of Assignor's interests in and to the oil and gas wells ("Wells") located on those Properties described in said Exhibit "A", including, but not limited to, rights, claims andlor causes of action (whether now existing or hereafter arising) related to gas purchase contracts, gas imbalances or any other matter, contractual rights to production, and contractual rights providing for the acquisition or earning of any such interest in or attributable to the Wells;

(b)
All rights, privileges, benefits and powers conferred upon the holder of any Property with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by such Property that may be necessary, convenient or incidental to the possession and enjoyment of such Property; all rights in any pooled or unitized acreage included as a whole or in part within any Property or that accrue or are attributable to the Wells, including all production from the pooled or unitized acreage allocated to any such Property or Well; any and all interests in any wells within the unit or pool associated with such Property, whether such unitized or pooled production comes from wells located within or without the areas covered by any Property; and all tenements, hereditaments and appurtenances belonging to such Properties and Wells.

(c)
All of the permits, licenses, servitudes, easements, rights-of-way, orders, gas purchase and sale contracts (wherein Assignor is selling party), crude purchase and sale agreements (wherein Assignor is selling party), surface leases, farmin and farmout agreements, bottom hole agreements, transportation and marketing agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, facilities or equipment leases and other contracts, agreements and rights that are owned by Assignor, in whole or in part, to the extent that they are (1) appurtenant to or affect the Properties or the Wells, or (2) used or held for use in connection with the ownership or operation of the Properties or the Wells or with the production or treatment of hydrocarbons on the Properties, or the sale or disposal of water, hydrocarbons or associated substances;

(d)
All of the equipment, machinery, fixtures, improvements and other real, personal and mixed property ("Personal Property") located on the Properties or used in the operation of the Properties or of the Wells (whether located on or off such Properties), to the extent used in connection with or attributable to the Properties, which is owned by Assignor or by third persons on behalf of Assignor, in whole or in part, including without limitation, wells, well equipment, casing, rods, tanks, crude oil, condensate or products in storage or in pipelines, boilers, warehouses, yards, inventory, office equipment, buildings, tubing, pumps, motors, fixtures, machinery and other equipment, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants and other improvements used in the operation thereof, but specifically excluding motor vehicles, trailers, tractors, or other rolling stock; and

(e)
All of the files, records, information and data, whether written or electronically stored, relating to the items described in subsections (a), (b), (c), and (d) above in the possession of Assignor, or to which Assignor has reasonable access in original form ("Records"), including, without limitation: title records (including abstracts of title, title opinions, certificates of title and title curative documents); contracts, correspondence; microfiche lists; cores, core data, geological and geophysical data and information or other records; data and information which Assignor has the unencumbered right to transfer; and production cost records.

TO HAVE AND TO HOLD the Properties unto Assignee and its successors and assigns forever, free and clear of any and all liens and encumbrances not of record as of the effective date hereof

A. ALL PERSONAL PROPERTY, MACHINERY, FIXTURES AND EQUIPMENT ARE SOLD "AS IS" AND "WHERE IS" WITHOUT ANY WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED.

By: /s/ Steve Noser Printed Name: Steve Noser Title: President

               B.          In addition to the Assignment, Assignor and/or Assignor’s affiliates shall execute, acknowledge, and deliver to Assignee, without further consideration, any documents or instruments, including, without limitation, further assignments, conveyances required by any state or federal authority, deeds, and consents to further evidence the assignment of the Properties by Assignor to Assignee.

C. Assignee recognizes that Assignor's title to the Properties is subject to certain liens, encumbrances, claims and demands of other persons which have been properly recorded Assignor does not warrant title to the property against such liens encumbrances, claims and demands. All operating costs, ad valorem taxes, and any other costs and/or taxes incurred before the Effective Time will be paid by Assignor. Commencing with the Effective Time, Assignee shall bear all such costs and taxes. The prevailing party on any action brought to enforce the terms of this provision shall be entitled to recover legal fees and costs.

                D. The provisions hereof shall be covenants running with the land and shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assign.

EXECUTED this 6 day of February, 2008, but effective as of and from the Effective Time. ASSIGNOR WITNESSES VTEX ENERGY, INC.

Exhibit "A" Lessor: State of Louisiana 1337

Lessee: Sun Oil Company
Lease Date: December 8, 1947
Recording Data: Book 7-B Page 76800, amendment Book 10-S, Page 104,605 of the records of St. Mary Parish, Louisiana

Lessor: Emerald Land Corporation
Lessee: Sun Oil Company (Delaware)
Lease Date: April 4, 1977
Recording Data: Book 20-K, Page 131, File 170,278 of the records of St. Mary Parish, Louisiana Lessor: Emerald Corporation Lease Date: July
15, 1954
Recording Data: Book 8-V, Pare 90502 of the records of St. Mary Parish, Louisiana Lessor: The Louisiana Land and Exploration Company
Lessee: Sun Operating Limited Partnership

Lease Date: May 25, 1990

Recording Data: Book 33-N, Page 231,388 of the records of St. Mary Parish, Louisiana